Exhibit 10.1

AMENDMENT 1
EMPLOYMENT AGREEMENT
THIS AMENDMENT 1 (“Amendment 1”) TO THE EMPLOYMENT AGREEMENT (“Agreement”) by and between LMI AEROSPACE, Inc., a Missouri corporation (“Corporation”), its successors, and assigns and LAWRENCE E. DICKINSON (“Employee”) is entered into this 6th day of February 2015.

1.	The purpose of this Amendment is to revise certain terms and conditions of the Agreement to reflect Employee’s new role in the Corporation, as more specifically set forth below.

2.	Section 3(A)- Section 3(A) of the Agreement shall, as of January 1, 2015 (the “Effective Date”), be revised to read:

Position. Corporation hereby employs Employee as its President, Strategy and Corporate Development, reporting to the Chief Executive Officer (“CEO”). Employee’s title and/or reporting structure may be modified during Employee’s employment by the officers or the Board of Directors of the Corporation (“Board”).

3.	Section 3(B)- Section 3(B) of the Agreement shall, as of the Effective Date, be revised to read:

Duties. Employee shall be responsible for such duties, responsibilities, and functions, at such locations, and in such manner as may be specified from time to time during Employee’s employment by the CEO or the Board.

4.	Section 3(C)- Section 3(C) of the Agreement shall, as of the Effective Date, be revised to read:

Duty of Loyalty. Employee agrees to devote so much of Employee’s time, attention and energies to the business of Corporation as is necessary for the successful completion of Employee’s duties and shall act at all times in the best interest of Corporation. Employee shall not engage in any other business activities without the advance written consent of Corporation. Such consent by Corporation shall not be unreasonably withheld provided that such other business activities do not detract from or violate Employee’s duties for and obligations to Corporation.

5.Section 4- Section 4 of the Agreement shall, as of the Effective Date, be revised to read:

Term. The term of Employee’s employment under this Agreement shall commence on January 1, 2014, and shall terminate on January 1, 2016 (“Initial Term”) unless sooner terminated by either Party in accordance with the terms of this Agreement.

6.Section 5(B)- Section 5(B) of the Agreement shall, as of the Effective Date, be revised to read:

B. Performance Bonus. Employee shall be eligible for an annual bonus based on performance (“Performance Bonus”).

i.
For 2014, provided Corporation’s financial targets are met and Employee has achieved and is maintaining a satisfactory level of performance as determined by Corporation and Employee is employed under the terms and conditions of this Agreement as of the first day of 2015, Corporation shall pay Employee a Performance Bonus, which shall be calculated as follows:

a.
Five percent (5%) of Employee’s Base Salary, provided Corporation’s Aerostructures Division’s Annual Income from Operations for such fiscal year is not less than sixty percent (60.0%) of its budgeted Annual Income from Operations; plus

b.
Five percent (5%) of Employee’s Base Salary, provided Corporation’s Aerostructures Division’s Annual Income from Operations for such fiscal year is not less than one-hundred percent (100%) of its budgeted Annual Income from Operations; plus

c.
Eighteen hundredths of one percent (0.18%) of Corporation’s Annual Income from Operations provided Corporation’s Annual Income from Operations for such fiscal year is not less than seventy-five percent (75%) of its budgeted Annual Income from Operations.

For purposes of the calculation of the 2014 Performance Bonus, Corporation’s “Annual Income from Operations” means its annual income from operations, on a consolidated basis, for a given fiscal year, as determined by the firm of independent certified public accountants providing auditing services to the Corporation, using generally accepted accounting principles, consistently applied, and calculated without regard to (a) any bonus paid pursuant to employment contracts, (b) any income or loss attributable to any other corporation or entity (including the assets of a corporation or entity that constitute an operating business) acquired by or merged into the Corporation subsequent to the effective date of this Agreement.

Corporation’s Aerostructures Division’s “Annual Income from Operations” means the annual income from operations of the Corporation, as defined in the preceding paragraph, less the Annual Income from Operations of D3 Technologies, Inc. and TASS, Inc.

Any Performance Bonus payment shall be less any authorized or required payroll deductions and shall be paid not later than fifteen (15) days after the receipt by Corporation of its annual audited financial statements, which Corporation expects to receive within ninety (90) days after the end of each Corporation fiscal year. The Performance Bonus will be paid either one hundred percent (100%) in cash or, at Employee’s election, fifty percent (50%) in cash and fifty percent (50%) in Corporation stock. The price per share for any Corporation stock paid as part of the Performance Bonus is based on the average price per share on the date the cash portion of the bonus is paid and such stock is granted. Should Employee elect the option to have 50% paid in cash and 50% in Corporation stock, such election must be made and communicated in writing to Corporation by March 31 of the fiscal year in which such Performance Bonus may be earned.

ii.
For 2015, Employee shall be eligible for a Performance Bonus provided Employee’s individual performance goals are met. The performance goals establishing Employee’s eligibility for the Performance Bonus will be determined by the CEO, in consultation with Employee, and the amount of any Performance Bonus payout shall be determined by the Compensation Committee of the Board in consultation with the CEO. In no event shall Corporation be obligated to pay Employee any Performance Bonus if minimum performance goals are not achieved.

Any Performance Bonus payment shall be less any authorized or required payroll deductions and shall be paid at or prior to the expiration of this Agreement.

iii.
Corporation retains the right to modify or adjust the manner in which the Performance Bonus is calculated at any time, including in the event that Corporation either acquires the majority interest or more in the assets of another entity, experiences a change in its organizational structure affecting one or more of its entities, or sells its assets, or any portion thereof, to another entity. However, any modification to the Performance Bonus calculation during the term of this Agreement shall provide Employee the opportunity to earn, at a minimum, a Performance Bonus amount comparable to the amount Employee is eligible to earn under the Performance Bonus calculation set forth above.

iv.
In addition to the Performance Bonus (if any), Employee shall be entitled to receive such bonus compensation as the Board may authorize from time to time. However, nothing in this Agreement shall be construed to entitle Employee to receive any bonus compensation that has not been formally declared. Any bonus compensation payable to Employee shall be less any authorized or required payroll deductions and shall be paid within sixty (60) days from the date such bonus was authorized by the Board.

v.
Notwithstanding any term to the contrary contained in any Restricted Stock Agreement (“RSA”) executed by Corporation and Employee, Corporation agrees that any restricted stock granted to Employee through any RSA shall, if unvested as of the last day of the Initial Term, shall be accelerated to vest on such day.

vi.
Pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Clawback Provision”), if Corporation is required to prepare an accounting restatement for any fiscal quarter or year due to the material non-compliance of Corporation with any financial reporting requirement under the securities laws, Corporation shall recover any incentive-based compensation (including stock options) paid to any current or former executive officer during the three-year period preceding the date on which the Corporation is required to prepare a restatement. The amount to be recovered is the excess of the amount originally paid to the executive officer based on the incorrect financial statements over the amount that would have been paid under the restated financials. In the event of any inconsistency between this section v. and of the Dodd-Frank Clawback Provision, the Dodd-Frank Clawback Provision shall prevail. Additionally, to the extent that future rules and regulations are promulgated by the Securities and Exchange Commission or any other federal regulatory agency that would add to, modify or supplement the Dodd-Frank Clawback Provision (each, a “Modification”), then this section v. shall be deemed modified to the extent required to remain consistent with the Dodd-Frank Clawback Provision, giving effect to such revision as of the date upon which such Modification becomes or would otherwise be deemed to be effective.

7.Section 9A.    Section 9A shall be revised to read as follows:

Limitation on Competition. During the term of Employee’s employment, Employee shall not engage, directly or indirectly, either personally or as an employee, partner, associate partner, owner, officer, manager, agent, advisor, consultant or otherwise, or by means of any corporate or other entity or device, in any business which is competitive with the business of Corporation. For purposes of this covenant, a business will be deemed competitive if it is conducted in whole or in part within any geographic area wherein Corporation is engaged in marketing its products, and if it involves the design or manufacture of products for the aerospace industry that are the same or substantially similar to those designed or manufactured by Corporation or if it is in any manner competitive, as of the date of cessation of the Employee’s employment, with any business then being conducted by Corporation or as to which Corporation has then formulated definitive plans to enter;

8.Section 9B.     Section 9B shall be revised to read as follows:

Non-Solicitation of Customers. During the term of Employee’s employment, Employee shall not, individually or collectively, as a participant in a partnership, sole proprietorship, corporation, limited liability Corporation, or other entity, or as an operator, investor, shareholder, partner, director, employee, consultant, manager, sales representative, independent contractor or advisor of any such entity, or in any other capacity whatsoever, either directly or indirectly (i) solicit any business from any Customer or assist any other entity in soliciting any business from any Customer; (ii) request or advise any Customer to withdraw, curtail, or cancel any of such Customer’s business or other relationships with Corporation; or (iii) otherwise interfere with any relationship between Corporation and any Customer. As used in this section, “Customer” shall mean any person or entity (and/or their respective affiliates or successors) to which Corporation rendered any services or sold anything of value to.

9.Section 9C.    Section 9C shall be revised to read as follows:

Non-Solicitation of Suppliers. During Employee’s employment, Employee shall not induce or attempt to induce any salesman, distributor, supplier, manufacturer, representative, agent, jobber or other person transacting business with Corporation to terminate their relationship with Corporation, or to represent, distribute or sell products in competition with products of Corporation; or

10.	Section 9D. Section 9D shall be revised to read as follows:

Non-Solicitation of Employees. During Employee’s employment and for a period of one (1) year after the termination of such employment for any reason (the “Restricted Period”), Employee shall not (i) participate, directly or indirectly, in or be materially involved in any manner in the hiring or any attempt to hire as an employee, officer, director, consultant, or advisor any person who is, at the time of such hiring or attempted hiring, or was within six (6) months of such hiring or attempted hiring, an employee of Corporation; or (ii) otherwise, directly or indirectly, induce or attempt to induce any employee of Corporation or of any affiliate of Corporation to leave the employ of Corporation.

All other terms of the Agreement, as previously amended, remain unchanged.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

CORPORATION:    LMI AEROSPACE, INC.

/s/ Daniel G. Korte
DANIEL G. KORTE, CEO

EMPLOYEE:     /s/ Lawrence E. Dickinson
LAWRENCE E. DICKINSON